EXHIBIT 3.1

AMENDMENT NO. 1
TO THE
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
WESTERN MIDSTREAM HOLDINGS, LLC
(a Delaware limited liability company)

PREAMBLE

This Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of Western Midstream Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into by Western Gas Resources, Inc., LLC, a Delaware limited liability company (the “New Member”), and is effective as of February 28, 2019 (the “Effective Date”).

RECITALS

WHEREAS, the Company was formed as a Delaware limited liability company on September 12, 2012;

WHEREAS, the initial Limited Liability Company Agreement of the Company was executed effective September 12, 2012, by WGR;

WHEREAS, on December 12, 2012, WGR entered into that certain Amended and Restated Limited Liability Company Agreement of the Company;

WHEREAS, on February 28, 2019, WGR entered into that certain Second Amended and Restated Limited Liability Company Agreement of the Company; and

WHEREAS, the Member has determined that an additional change to the provisions governing the Company’s Board of Directors is desired and wishes to further amend the Second Amended and Restated Limited Liability Company Agreement.

AMENDMENT

NOW, THEREFORE, the Limited Liability Company Agreement of the Company be, and hereby is, amended by deleting Section 7.2 (a) thereof in its entirety and replacing it with the following new Section 7.2 (a):

Section 7.2 Number; Qualification; Tenure.

(a) The number of Directors constituting the Board shall be at least two, and shall be fixed from time to time pursuant to a resolution adopted by Members holding a Majority Interest or by a majority of the Directors. A Director need not be a Member. Each Director shall be elected or approved by the Members and shall serve as a Director of the Company until his or her death, resignation or removal.

IN WITNESS WHEREOF, this Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement has been executed on behalf of the Member by a duly authorized officer, effective as of the 28th day of February 2019.

WESTERN GAS RESOURCES, INC.

By:	/s/ Philip H. Peacock
Philip H. Peacock
Senior Vice President

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